Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

Crawford & Company® acquires leading subrogation firm

Praxis Consulting, Inc.

ATLANTA (October 4, 2021) Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations, has acquired Praxis Consulting, Inc., a leading provider of outsourced subrogation claims management and recovery services in the United States.

Praxis utilizes decades of industry experience, coupled with proprietary data analytics software, to identify and manage subrogation claims through the recovery process. Since its founding in 1997, Praxis has delivered consistent results for its clients, leading to long-term customer relationships and outstanding customer satisfaction.

Crawford’s ability to offer a full suite of claim solutions with expertise that is deep and eminent is an integral part of its corporate strategy. In addition to a focus on organic growth, Crawford continues to identify and execute on strategic investment opportunities that add capabilities in specialist areas and provide a distinctive edge in the market. The Praxis Consulting acquisition positions Crawford well in the growing U.S. subrogation claims market via an established, tenured team of specialists with strong and growing client relationships. Through its unique technology and process-driven offering, Praxis will strengthen Crawford’s platform capabilities.

“We are excited to join forces with the team at Praxis Consulting, a leader in the subrogation claims market with over 20 years of recognized experience and proven results. Their execution capability, depth of expertise and strong client relationships will allow us to increase Crawford’s footprint in the claims ecosystem while delivering quality and expertise to existing and future clients,” commented Larry Thomas, global president, Platform Solutions.

According to Praxis founder, Robert Ford, “For twenty-four years Praxis has prided itself on providing superior recovery services to a diverse group of partners within the property and casualty insurance industry. The Praxis team is excited to be partnering with a global leader like Crawford, working together to build on the Crawford vision of being the industry partner of choice.”

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

Crawford Chief Executive Officer, Rohit Verma added, “At Crawford, we have a relentless pursuit of service excellence. The acquisition of Praxis is an exciting next step towards our commitment to streamlining and reimagining the insurance ecosystem utilizing our unique combination of technology and people. We look forward to working with our new colleagues at Praxis Consulting.”

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

# # #

Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 207 265 4067	+1 470 792 5678
Lynn.Cufley@crawco.uk	Katie.Cline@us.crawco.com